EXHIBIT 99.1
PRESS RELEASE

Contact:	Investors:
Kevin C. O’Boyle	Nick Laudico
EVP & Chief Financial Officer	The Ruth Group
NuVasive, Inc.	646-536-7030
858-909-1800	nlaudico@theruthgroup.com
investorrelations@nuvasive.com

Media:
Jason Rando
The Ruth Group
646-536-7025
jrando@theruthgroup.com
NuVasive Acquires Biologic Product Platform
- Provides Collagen-based Biologics with a Novel Ceramic and Mineral Composition -
San Diego, CA — January 25, 2007 — NuVasive, Inc. (NASDAQ: NUVA), a medical device company focused on developing products for minimally disruptive surgical treatments for the spine, announced today the acquisition of technology and assets from Radius Medical, LLC, a privately-owned company based in Newport Beach, CA. The acquired technology includes exclusive license and marketing rights to Formagraft® Bone Graft Strips, Formagraft Bone Graft Granules, and the underlying collagen technology.
Pursuant to the acquisition agreements, NuVasive made a closing payment of $16 million, consisting of $10.2 million in stock and $5.8 million in cash, and placed an additional $2 million in cash in escrow for an eighteen-month period. Radius Medical will continue to serve as a consultant to NuVasive on product and business transition. NuVasive also plans to make a separate $2 million equity investment in Maxigen Biotech, Inc., the Taiwanese company who manufactures Formagraft and owns a portion of the core technology.
The acquired product portfolio is currently generating annualized sales of approximately $3 million. NuVasive expects to transition Radius product sales to the NuVasive sales force over the course of 2007. NuVasive expects sales from the acquired product rights to contribute between $4 million and $5 million of revenue in 2007, and approximately $10 million in 2008. NuVasive also expects that for the full year 2007, the acquired product portfolio will be neutral to GAAP earnings per share and accretive to non-GAAP earnings per share. The Company expects that for the full year 2008, the acquired product portfolio will be accretive to both GAAP and non-GAAP earnings per share. Additionally, the Company stated that this acquisition will not materially impact its guidance regarding expenses for this year, and therefore reconfirmed its full year 2007 guidance of non-GAAP sales, general and administrative expenses to be in the range of 67% to 70% of total revenue.

The Formagraft products are generally referred to as biologics. During spinal fusion procedures, a biologic product is often used as a bone void filler to facilitate fusion, specifically promoting the growth of bone at the operative site. Formagraft provides a physical scaffold upon which bone will grow, and can be easily hydrated with bone marrow during surgery. NuVasive believes the product’s combination of highly purified type 1 collagen, hydroxyapatite and tricalcium phosphate, makes Formagraft an ideal matrix to deliver robust bone growth and improved fusion results in both lumbar and cervical spinal fusion procedures. Formagraft received 510(k) clearance from the Food and Drug Administration (FDA) in May 2005.
Alexis V. Lukianov, Chairman and Chief Executive Officer, said, “We believe the addition of a biologic platform to our already strong product portfolio is an important strategic milestone. It is consistent with our objectives of developing or acquiring innovative technologies while maintaining momentum in training surgeons and increasing product penetration. Importantly, this acquisition also provides NuVasive with a platform for the potential development of more powerful biologic products. Our immediate goal is to maintain and expand the sales of these products for 2007 with our exclusive sales force.”
About NuVasive
NuVasive is a medical device company focused on the design, development and marketing of products for the surgical treatment of spine disorders. The Company’s product portfolio is focused on applications in the over $3.3 billion U.S. spine fusion market. The Company’s current principal product offering includes a minimally disruptive surgical platform called Maximum Access Surgery, or MAS™, as well as classic fusion implants.
The MAS platform offers advantages for both patients and surgeons such as reduced surgery and hospitalization time and faster recovery. MAS combines three categories of current product offerings—NeuroVision®, a proprietary software-driven nerve avoidance system; MaXcess®, a unique split-blade design retraction system; and specialized implants, like SpheRx® and CoRoent®—that collectively minimize soft tissue disruption during spine surgery while allowing maximum visualization and surgical reproducibility. NuVasive’s classic fusion portfolio is comprised predominantly of proprietary saline packaged bone allografts and internal fixation products. NuVasive also has a robust R&D pipeline emphasizing both MAS and motion preservation products.
NuVasive cautions you that statements included in this press release that are not a description of historical facts are forward-looking statements that involve risks, uncertainties, assumptions and other factors which, if they do not materialize or prove correct, could cause NuVasive’s results to differ materially from historical results or those expressed or implied by such forward-looking statements. The potential risks and uncertainties that could cause actual growth and results to differ materially include, but are not limited to: the risk that newly acquired products that possess limited clinical history or data, such as Formagraft, may not provide the expected clinical benefits, or that Formagraft may fail to generate anticipated revenues; the uncertain process of seeking regulatory approval or clearance for NuVasive’s products or devices, including risks that such process could be significantly delayed; the possibility that the FDA may require significant changes to NuVasive’s products or clinical studies; the risk that products may not perform as intended and may therefore not achieve commercial success; the risk that competitors may develop superior products or may have a greater market position enabling more successful commercialization; the risk that additional clinical data may call into question the benefits of NuVasive’s products to patients, hospitals and surgeons; and other risks and uncertainties more fully described in NuVasive’s press releases and periodic filings with the Securities and Exchange Commission. NuVasive’s public filings with the Securities and Exchange Commission are available at www.sec.gov. NuVasive assumes no obligation to update any forward-looking statement to reflect events or circumstances arising after the date on which it was made.
###